UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2012

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202-206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On November 7, 2012, Senesco Technologies, Inc. (“Senesco”) issued a press release announcing that that the clinical trial of SNS01-T has been expanded to include diffuse large B-cell lymphoma (DLBCL) and mantle cell lymphoma (MCL). The first patient with DLBCL was enrolled in cohort 2 and received the first dose last week.

Senesco previously reported that two of three patients, who completed dosing with SNS01-T in cohort 1 had not progressed on treatment, based on criteria including the monoclonal protein, and were considered stable at week 3 and week 6, the end of the dosing regimen.

The trial is an open-label, multiple-dose, dose-escalation study, which is evaluating the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, DLBCL and MCL patients. Patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of multiple myeloma patients received 0.0125 mg/kg, approximately 1 mg per patient, by intravenous infusion. The second group is now receiving 0.05 mg/kg and the planned dose levels for the third and fourth groups are 0.2 and 0.375 mg/kg, respectively. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics.

A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated November 7, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: November 7, 2012	By:	/s/ Leslie J. Browne, Ph.D.
	Name: Title:	Leslie J. Browne, Ph.D. President and Chief Executive Officer